Exhibit 3.2

ARTICLES OF AMENDMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CHITTENDEN CORPORATION

Chittenden Corporation, a corporation organized and existing under the laws of the State of Vermont (the “Corporation”), hereby certifies that its Amended and Restated Articles of Incorporation are hereby amended as follows:

1. Article VI is hereby amended to read in its entirety as follows:

ARTICLE VI

AUTHORIZED CAPITAL

The aggregate number of shares which the Corporation shall have authority to issue is 1,000,000 shares of preferred stock, with a par value of $100.00, and 120,000,000 shares of common stock, with a par value of $1.00. The Board of Directors of the Corporation is hereby expressly authorized to divide the preferred stock into series, and, within the limitations provided by law, to fix and determine by resolution the designation, the number of shares, and the relative rights and preferences of any series so established.

2. The total number of outstanding shares of common stock is 46,396,262. The total number of votes entitled to be cast on the amendment by the holders of common stock as of the record date for the meeting is 46,396,262. The total number of votes of the holders of common stock represented in person or by proxy at the meeting is 38,757,173. The following is the result of the casting of votes on the proposal to approve the amendment to the Amended and Restated Articles of Incorporation of the Corporation:

FOR	AGAINST	ABSTAIN

32,964,878	5,618,229	174,066

The total number of votes cast FOR the amendment by the holders of common stock was sufficient for approval.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment of Amended and Restated Articles of Incorporation to be signed by F. Sheldon Prentice, its Senior Vice President, General Counsel and Secretary, this 20th day of April, 2005.

CHITTENDEN CORPORATION

By:	/s/ F. Sheldon Prentice
Name:	F. Sheldon Prentice
Title:	Senior Vice President, General Counsel & Secretary

ATTEST:

/s/ Eugenie J. Fortin
Eugenie J. Fortin
Assistant Secretary